AMENDED AND RESTATED LETTER AGREEMENT

March 26, 1999


II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, PA 16056
Attention:  James Martinelli
            Treasurer and Chief Financial Officer


            Re:  $15,000,000 Committed Line of Credit
                 237,000,000 Japanese Yen Term Loan


Gentlemen:

We are pleased to inform you that PNC Bank, National Association (the "Bank") has approved II-VI Incorporated's (the "Borrower") request for
(i) a renewal, restatement and increase of its existing $10,000,000 unsecured, committed line of credit (the "Existing Line of Credit"), as presently governed by the terms of that certain Letter Agreement dated September 25, 1997 (the "Existing Letter Agreement") and as evidenced by Borrower's $10,000,000 Committed Line of Credit Note to the Bank, dated September 25, 1997 (the "Existing Line Note") and (ii) a restatement of its existing 237,000,000 Japanese Yen rate protection term loan (the "Existing Rate Protection Term Loan"), as presently governed by the terms of the Existing Letter Agreement and as evidenced by Borrower's 237,000,000 Rate Protection Term Note (Euro-Yen/Cap) to the Bank, dated
September 25, 1997 (the "Existing Rate Protection Term Note").    Upon
execution of this letter (the "Agreement"), the Existing Letter Agreement shall be deemed canceled and all of the indebtedness outstanding thereunder shall be governed by the terms and conditions of this Agreement and the Notes. All the details regarding your restated loans are outlined in the following sections of this Agreement.

1.    Defined Terms.   Words and terms used herein without definition
shall have the respective meanings assigned thereto on Schedule I attached hereto.

2.    The Line of Credit.

      (a)  Commitment.   The first credit facility covered by this
Agreement is a committed revolving line of credit (the "Line of Credit") under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, agrees to make advances ("Advances") in Dollars or Optional Currency to the Borrower from time to time under the Line of Credit until the Expiration Date, in an aggregate amount not to exceed at any time the Line of Credit Commitment minus the Letters of Credit Outstanding. Subject to the terms and conditions hereof, the Borrower shall have the right to borrow, repay and reborrow amounts under the Line of Credit until the Expiration Date; provided that principal amounts outstanding and all accrued unpaid interest under the Line of Credit shall be repaid in full on or before the Expiration Date.

(b) Extension of Expiration Date Borrower may request that the Expiration Date be extended for all or a portion of the Line of Credit Commitment to a date which is no later than the 364th day after the then-current Expiration Date; provided that (i) any such extension request shall be made in writing (an "Extension Request") by Borrower and delivered to the Bank no earlier than sixty (60) days prior to (but no later than thirty (30) days prior to) the then-current Expiration Date, and (ii) no more than two (2) such 364-day Extension Requests may be made by the Borrower. The Bank may, in its sole discretion without any obligation whatsoever, accept or reject such Extension Request by giving written notice to the Borrower no later than fifteen (15) days prior to the then-effective Expiration Date; provided that any failure by the Bank to so notify the Borrower shall be deemed a rejection by the Bank of such Extension Request and the Line of Credit Commitment will terminate (and the principal amount outstanding and all accrued and unpaid interest under the Line of Credit shall be due and payable in
full) on the then-current Expiration Date.    If the Bank accepts such
Extension Request, the Expiration Date shall be automatically extended to the date which is the 364th day after the then-current Expiration Date.

Borrower acknowledges and agrees that (x) the Bank has not made any representations to the Borrower regarding its intent to agree to any extensions set forth in this Section, (y) the Bank shall have no obligation to extend the Expiration Date, and (z) the Bank's agreement to one extension shall not commit the Bank to any additional extensions.

(c) Note. The Borrower's obligation to repay the Advances shall be evidenced by an amended and restated promissory note (which shall amend and restate the Existing Line Note) in the form of Exhibit A attached hereto (the "Line of Credit Note").


(d) Advance Procedures. The Borrower may request Advances under the Line of Credit upon giving oral or written notice to the Bank by 11:00 a.m. (Pittsburgh, Pennsylvania time) (i) on the day (which shall be a Business Day) of the proposed Advance, in the case of Advances bearing interest at the Base Rate Option, (ii) three (3) Business Days prior to the proposed Advance, in the case of Advances bearing interest at the Euro-Rate Option, or (iii) four (4) Business Days prior to the proposed Advance, in the case of Advances funded in an Optional Currency (which Advance must bear interest at the Euro-Rate Option); in each case specifying the date and the Dollar or Dollar Equivalent (if applicable) amount thereof, the Euro-Rate Interest Period pursuant to Section 2(g) of this Agreement (if applicable), and for Advances to be funded in an Optional Currency, the currency in which the Advance is to be funded. Any oral request for an Advance shall be followed promptly thereafter by the Borrower's written confirmation to the Bank. The Borrower authorizes the Bank to accept telephonic requests for Advances, and the Bank shall be entitled to rely upon the authority of any person
providing such instructions.    The Borrower hereby indemnifies and
holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which may arise or be created by the acceptance of telephone requests or making Advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each Advance, the interest rate and interest period applicable thereto, as well as the date and amount of each payment.

(e)  Rate of Interest.    Each Advance outstanding under the Line of
Credit will bear interest at a rate or rates per annum as may be selected by the Borrower from the interest rate options set forth below (except that no Advance to which the Base Rate Option shall apply may be made in an Optional Currency):

 (i) Base Rate Option. A rate of interest per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) equal to the sum of the Base Rate plus the
Applicable Margin.   If and when the Prime Rate or the Federal Funds
Effective Rate changes, the rate of interest with respect to any Advance to which the Base Rate Option applies will change automatically without notice to the Borrower, effective on the date of any such change.

(ii) Euro-Rate Option. A rate of interest per annum (computed on the basis of a year of 360 days and the actual number of days elapsed (provided that for Advances made in an Optional Currency for which a 365 day basis is the only market practice available to the Bank, such rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) equal to the sum of the Euro-Rate plus the Applicable Margin, for the applicable Euro-Rate
Interest Period.    The Euro-Rate shall be adjusted with respect to any
Advance to which the Euro-Rate Option applies on and as of the effective date of any change in the Euro-Rate Reserve Percentage. The Bank shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith.

The foregoing notwithstanding, it is understood that the Borrower may select different Interest Rate Options to apply simultaneously to different portions of the Advances and may select up to seven (7) different Euro-Rate Interest Periods to apply simultaneously to different portions of the Advances bearing interest under the Euro-Rate Option. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

(iii)  Euro-Rate Unascertainable or Unavailable.   If the
Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the interbank eurodollar market for the selected term, or adequate means do not exist for ascertaining the Euro-Rate, then the Bank shall give notice thereof to the Borrower. Thereafter, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the availability of the Euro-Rate Option shall be suspended, and (b) the interest rate for all Advances then bearing interest under the Euro-Rate Option shall be converted at the expiration of the then current Euro-Rate Interest Period(s) to, and any new Advances shall be made at, the Base Rate Option.

(iv)  Illegality.   In addition, if, after the date of this Agreement,
the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans under the Euro-Rate Option, the Bank shall notify the Borrower. Upon receipt of such notice, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer apply, (a) the availability of the Euro-Rate Option shall be suspended, and (b) the interest rate on all Advances then bearing interest under the Euro-Rate Option shall be converted to the Base Rate Option either (i) on the last day of the then current Euro-Rate Interest Period(s) if the Bank may lawfully continue to maintain Advances under the Euro-Rate Option to such day, or (ii) immediately if the Bank may not lawfully continue to maintain Advances under the Euro-Rate Option.

(f) Default Rate. After the principal amount of all or any part of the Advances shall have become due and payable, whether by acceleration or otherwise, and upon the occurrence and during the continuance of any Event of Default, all Advances and Reimbursement Obligations shall bear interest at a rate per annum, and the Letter of Credit Fee shall be increased by an amount, equal to 200 basis points (2%) per annum above
the rate otherwise in effect (the "Default Rate").    The Default Rate
shall continue to apply whether or not judgment shall be entered on the Line of Credit Note.

(g) Interest Rate Election. Subject to the terms and conditions of this Agreement, at the end of each Euro-Rate Interest Period applicable to any Advance, the Borrower may renew the Euro-Rate Option applicable to such Advance or convert such Advance to the Base Rate Option; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any Advances bearing interest under the Euro-Rate Option shall, at the Bank's sole discretion, be converted at the end of the applicable Euro-Rate Interest Period to the Base Rate Option and the Euro-Rate Option will not be available to Borrower with respect to any new Advances until such Event of Default has been cured by the Borrower or waived by the Bank. The Borrower shall notify the Bank of each election of an Interest Rate Option, each conversion from one Interest Rate Option to another, the amount of the Advances then outstanding to be allocated to each Interest Rate Option and where relevant the interest periods therefor. In the case of converting to the Euro-Rate Option, such notice shall be given at least three (3) Business Days prior to the commencement of any Euro-
Rate Interest Period.   If no notice of conversion or renewal is timely
received by the Bank, the Borrower shall be deemed to have converted such advance to the Base Rate Option. Any such election shall be promptly confirmed by the Borrower in writing by such method as the Bank may require.

(h) Optional Currencies. The Bank will determine the Dollar Equivalent amount of (i) proposed Advances or Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) outstanding Advances or Letters of Credit Outstanding denominated in an Optional Currency as of the last Business Day of each month, and (iii) outstanding Advances denominated in an Optional Currency as of the end of each Euro-Rate Interest Period (each such date under clauses (i) through (iii) a "Computation Date").

(i) The Bank shall be under no obligation to make Advances or issue Letters of Credit requested by the Borrower which are denominated in an Optional Currency if Bank notifies the Borrower by 12:00 noon (Pittsburgh, PA time) three (3) Business Days prior to the Borrowing Date or date of issuance for such Advance or Letter of Credit that the Optional Currency is not then available for such Advances or Letter of Credit. If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Bank not later than 5:00 p.m. (Pittsburgh, PA time) three (3) Business Days prior to the Borrowing Date or date of issuance for such Advance or Letter of Credit, withdraw the request for such Advance or Letter of Credit and the Bank shall not make such Advance or issue such Letter of Credit. If the Borrower does not withdraw such request before such time, the Borrower shall be deemed to have requested that the Advance or Letter of Credit shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Advance or Letter of Credit and shall bear interest under the Base Rate Option.

(ii) If the Borrower delivers a notice requesting that the Bank renew the Euro-Rate Option with respect to an outstanding Advance denominated in an Optional Currency, the Bank shall be under no obligation to renew such Euro-Rate Option if Bank delivers to the Borrower a notice by 12:00 noon (Pittsburgh, PA time) three (3) Business Days prior to the effective date of such renewal that it cannot continue to provide Advances in such Optional Currency. If the Bank has so notified the Borrower that any such continuation of Advances denominated in an Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Advance shall be redenominated into a Base Rate Advance in Dollars with effect from the last day of the Euro-Rate Interest Period with respect to any such Optional Currency Advance. The Bank will promptly notify the Borrower of any such redenomination, and in such notice, the Bank will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Advance as of the Computation Date with respect thereto.

(iii) The Borrower shall pay to the Bank from time to time in Dollars the Bank's then in effect customary fees and administrative expenses payable with respect to Advances denominated in an Optional Currency or Letters of Credit issued in an Optional Currency as the Bank may generally charge or incur in connection with the funding, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Advances denominated in an Optional Currency or Letters of Credit issued in an Optional Currency.

(iv) Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Advance made in an Optional Currency shall be repaid in the same Optional Currency in which such Advance was made, provided, however, that if it is impossible or illegal for Borrower to effect payment of an Advance in the Optional Currency in which such Advance was made, or if Borrower defaults in its obligations to do so, the Bank may in its sole discretion permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Bank, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Bank may in its sole discretion designate. Upon any events described in (i) through (iii) of the preceding sentence, Borrower shall make such payment and Borrower agrees to hold Bank harmless from and against any loss incurred by Bank arising from the cost to Bank of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Advance was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Euro-Rate Interest Period for such Advance and continuing through the date of payment thereof. Without prejudice to the survival of any other agreement of Borrower hereunder, Borrower's obligations under this Section 2(h)(iv) shall survive termination of this Agreement.

(v) Notwithstanding anything contained herein to the contrary, Bank may, with respect to notices by Borrower for Advances in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Advance, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid; and, in such event, Bank shall promptly notify Borrower of such rounded amounts and Borrower's request or notice shall thereby be deemed to reflect such rounded amounts.

(vi) If on any Computation Date the Dollar Equivalent Line of Credit Usage is equal to or greater than the Line of Credit Commitment as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Bank shall notify the Borrower of the same. The Borrower shall pay or prepay Advances (subject to Borrower's indemnity obligations under Section 2(m) hereof) within three (3) Business Days after receiving such notice by an amount such that the Dollar Equivalent Line of Credit Usage shall not exceed the Line of Credit Commitment after giving effect to such payments or prepayments.

(vii) If (a) as a result of the implementation of the European monetary union, any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by a European common currency (the "Euro") or (b) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Bank shall so request in a notice delivered to the Borrower, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate recognized by the European Central Bank for the purpose of implementing the European monetary union. Prior to the occurrence of the event or events described in clause (a) of (b) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that Optional Currency.

The Borrower agrees at the request of the Bank, to compensate the Bank for any loss, cost, expense or reduction in return that Bank shall reasonably determine shall be incurred or sustained by the Bank as a result of the implementation of the European monetary union and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of the Bank setting forth the Bank's determination of the amount or amounts necessary to compensate Bank shall be delivered to the Borrower, and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

The parties hereto agree, at the time of or at any time following the implementation of the European monetary union, to use reasonable efforts to enter into an agreement amending this Agreement in order to reflect the implementation of such monetary union, to permit (if feasible) the Euro to qualify as an Optional Currency under the terms and conditions of the definition of such term and to place the parties hereto in the position with respect to the settlement of payments of the Euro as they would have been with respect to the settlement of the Optional Currencies it replaced.

(viii)  For all purposes of this Agreement and the Line of Credit
Note with respect to any aspects of the Euro-Rate, any Advance under the Euro-Rate Option or any Optional Currency, Bank shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the applicable interbank market regardless whether it did so or not; and Bank's determination of amounts payable under, and actions required or authorized by this Agreement shall be calculated, at Bank's option, as though Bank funded its Advances under the Euro-Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Advances, whether in fact that is the case.

(i)  Taxes.

(i)  No Deductions.   All payments made by Borrower hereunder and under
the Notes and Reimbursement Agreement shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of Bank and all income and franchise taxes applicable to Bank (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes or the Reimbursement Agreement,
(i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law.

(ii)  Stamp Taxes.   In addition, Borrower agrees to pay any present or
future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Notes or the Reimbursement Agreement (hereinafter referred to as "Other Taxes").

(iii) Indemnification for Taxes Paid by Bank. Borrower shall indemnify Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Bank makes written demand therefor.

(iv) Certificate. Promptly upon the Bank's request from time to time, Borrower shall furnish to Bank the original or a certified copy of a
receipt evidencing payment of any Taxes or Other Taxes.   If no Taxes
are payable in respect of any payment by Borrower, such Borrower shall, if so requested by Bank, provide a certificate of an officer of Borrower to that effect.

(v)  Survival.   Without prejudice to the survival of any other
agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

(j)  Judgment Currency Procedures for Judgments.

(i) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes or Reimbursement Agreement in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(ii) The obligation of Borrower in respect of any sum due from Borrower to Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by Bank of any sum adjudged to be so due in such Other Currency, Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to Bank in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify Bank against such loss.

(k) Payment Terms of Line of Credit. The Borrower shall pay accrued interest on the unpaid principal balance of the Line of Credit Note in arrears: (a) for the portion of the Advances bearing interest under the Base Rate Option, on the last Business Day of each calendar quarter during the term of the Line of Credit, (b) for the portion of the Advances bearing interest under the Euro-Rate Option, on the last day of the respective Euro-Rate Interest Period for each such Advance, (c) if any Euro-Rate Interest Period is longer than three (3) months, then also on the three (3) month anniversary of such interest period and every three (3) months thereafter, and (d) for all Advances, at maturity, whether by acceleration of the Line of Credit Note or otherwise, and after maturity, on demand until paid in full. All outstanding Advances under the Line of Credit and accrued interest thereon shall be due and payable in full on the Expiration Date.

(l)  Prepayment of Advances.   The Borrower shall have the right to
prepay at any time and from time to time, in whole or in part, without penalty, any Advance under the Line of Credit which is accruing interest under the Base Rate Option. If the Borrower prepays all or any part of any Advance which is accruing interest under the Euro-Rate Option on other than the last day of the applicable Euro-Rate Interest Period, the Borrower shall pay to the Bank, on demand therefore, all amounts due pursuant to paragraph (m) below, including the Cost of Prepayment, if any.

(m) Yield Protection. The Borrower shall pay to the Bank, on written demand therefor, together with the written evidence of the justification therefor, all direct costs incurred, losses suffered or payments made by Bank by reason of any change in law or regulation or its interpretation imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets. In addition, the Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any Advance (or any part thereof) bearing interest under the Euro-Rate Option) which the Bank sustains or incurs as a consequence of either (i) the Borrower's failure to make a payment on the due date thereof, (ii) the Borrower's revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any Advance, or (iii) the Borrower's payment, prepayment or conversion of any Advance bearing interest under the Euro-Rate Option on a day other than the last day of the applicable Euro-Rate Interest Period, including but not limited to the Cost of Prepayment. "Cost of Prepayment" means an amount equal to the present value, if positive, of the product of (a) the difference between (i) the yield, on the beginning date of the applicable interest period, of a U.S. Treasury obligation with a maturity similar to the applicable interest period minus (ii) the yield, on the prepayment date, of a U.S. Treasury obligation with a maturity similar to the remaining maturity of the applicable interest period, and (b) the principal amount to be prepaid, and (c) the number of years, including fractional years from the prepayment date to the end of the applicable interest period. The yield on any U.S. Treasury obligation shall be determined by reference to Federal Reserve Statistical Release H.15(519) "Selected Interest Rates". For purposes of making present value calculations, the yield to maturity of a similar maturity U.S. Treasury obligation on the prepayment date shall be deemed the discount rate. The Cost of Prepayment shall also apply to any payments made after acceleration of the maturity of the Advances. The Bank's determination of an amount payable under this paragraph shall, in the absence of manifest error, be conclusive and shall be payable on demand.

(n)  Conversion of Advances to a Term Loan.   Provided that no Event of
Default or Default exists on either the date such Term Conversion Request is delivered or on the Conversion Date, the Borrower shall have the option, by delivering written notice (the "Term Conversion Request"), which notice shall be irrevocable, to the Bank no earlier than twenty (20) days prior to (but no later than ten (10) days prior
to) the Initial Expiration Date, to convert the principal amount of Advances then outstanding on the Initial Expiration Date, or a portion thereof, to an amortizing term loan (the "Term Loan") payable over a two
(2) year period (based upon a five (5) year amortization) as set forth
below.   Commencing on the last day of the calendar quarter immediately following the month in which the Conversion Date occurs, the principal balance of the Term Loan shall be paid in seven (7) equal consecutive quarterly installments of principal in an amount determined by dividing the principal balance of the Term Loan on the Conversion Date by twenty
(20), with one (1) final balloon payment on the second anniversary of the Conversion Date in an amount equal to the remaining outstanding principal balance under the Term Loan. The obligation of the Borrower to repay the Term Loan shall be evidenced by a separate promissory note in form and content satisfactory to the Bank (the "Term Note").
Interest on the unpaid balance of the Term Loan will be charged at the rates, and be payable on the dates and times, as set forth in the Term Note.

Upon the Borrower's election to convert the principal amount of Advances then outstanding on the Initial Expiration Date (or a portion thereof) to a Term Loan, then assuming the Bank, in its sole discretion, decides to extend the Expiration Date in accordance with Section 2(b) hereof, the Line of Credit Commitment shall be permanently reduced by an amount equal to the principal amount of such Term Loan automatically without need for any further action or documentation.

(o) Reduction of Line of Credit Commitment. Subject to the indemnity provisions of Section 2(m) hereof, the Borrower shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Bank to permanently terminate, or from time to time permanently reduce in whole or in minimal principal amounts of $5,000,000, or an integral multiple thereof, the Line of Credit Commitment in effect at such time. Any such reduction or termination shall be accompanied by (i) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination, and (ii) if on any date when the Line of Credit Commitment is reduced the Dollar Equivalent Line of Credit Usage exceeds the Line of Credit Commitment as so reduced, then the payment of an amount equal to such excess so that, after giving effect to such payment, the Dollar Equivalent Line of Credit Usage does not exceed the Line of Credit Commitment as so
reduced.    Additionally, to the extent the Letters of Credit
Outstanding exceed the Line of Credit Commitment as so reduced, then on any such date when the Line of Credit Commitment is reduced the Borrower shall make a deposit (in an amount equal to such excess) into the Cash Collateral Account. From the effective date of any such reduction, the obligations of Borrower to pay the Commitment Fee pursuant to Section 19 hereof shall correspondingly be reduced or cease. Notice of such reduction shall be irrevocable once given and the portion of the Line of Credit Commitment so reduced shall not be available for borrowing once such notice has been given.

3.  The Letters of Credit.

(a) Subject to the terms and conditions hereof, the Borrower may request that the Bank, in lieu of cash Advances under the Line of Credit, issue a letter of credit (each a "Letter of Credit") for the account of the Borrower by delivering to the Bank a completed application and a reimbursement agreement (a "Reimbursement Agreement") for Letters of Credit in such form as the Bank may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Bank, in advance of the proposed date of issuance. Each Letter of Credit shall be either a standby letter of credit or a commercial letter of credit and may be denominated in either Dollars or an Optional Currency. Subject to the terms and conditions hereof, the Bank will issue for the account of the Borrower one or more Letters of Credit in Dollars or an Optional Currency provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance in the case of standby Letters of Credit and six (6) months from the date of issuance in the case of commercial Letters of Credit, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date, and provided further that in no event shall (i) the Dollar Equivalent amount of Letters of Credit Outstanding exceed, at any one time, $5,000,000 or (ii) the Dollar Equivalent Line of Credit Usage exceed, at any one time, the Line of Credit Commitment. This Agreement is not a pre-advice for the issuance of a Letter of Credit and is not irrevocable.

(b) Borrower agrees to be bound by the terms of the Bank's letter of credit application and Reimbursement Agreement and the Bank's written
regulations and customary practices relating to Letters of Credit.   In
the event of a conflict between such application or Reimbursement Agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

4.   The Term Loan.

(a)  Type of Facility.   The second credit facility covered by this
Agreement is Borrower's Existing Rate Protection Term Loan (the "Rate Protection Term Loan") in the amount of 237,000,000 Japanese Yen.

(b) Interest Rate. Amounts outstanding under the Rate Protection Term Loan will bear interest at the rate or rates as provided in the Rate Protection Term Note.

(c)  Repayment.  Principal of, and interest accrued on, the Rate
Protection Term Loan shall be payable on the dates and times as provided in the Rate Protection Term Note.

(d) Note. The obligation of the Borrower to repay the Rate Protection Term Loan shall continue to be evidenced by the Existing Rate Protection
Term Note (the "Rate Protection Term Note").   The Borrower acknowledges
and agrees that, effective the date of this Agreement, Section 4 of the Rate Protection Term Note (entitled "Other Loan Documents") is hereby amended by substituting the date "September 25, 1997" contained therein and replacing it with the following date and words "March 26, 1999, and any amendments, modifications, renewals or restatements thereof".

5. Use of Proceeds. The proceeds of the Advances and Letters of Credit shall be used by the Borrower to fund working capital needs of the Borrower and other general corporate purposes and to fund Permitted Acquisitions and Permitted Stock Repurchases. The proceeds of the Rate Protection Term Loan were used by the Borrower to fund foreign exchange transactions as provided under the Existing Letter Agreement.

6. Loan Documents. This Agreement, the Line of Credit Note, the Term Note (if applicable), the Rate Protection Term Note, the Reimbursement Agreement, the Guarantees and the other loan documents referenced herein and/or delivered pursuant hereto are collectively referred to as the "Loan Documents".

7.  Guarantees.   The Borrower must cause each Guarantor to execute
and deliver to the Bank a guaranty and suretyship agreement (collectively, the "Guarantees"), in substantially the form of Exhibit B attached hereto, under which each Guarantor will unconditionally jointly and severally guarantee the due and punctual payment of all indebtedness owed to the Bank by the Borrower.

8.  Collateral.  (a) If at any time the Leverage Ratio is greater than
1.50 to 1.0 for a period of two (2) consecutive quarters (the "Trigger Date"), the Borrower shall (within ten (10) Business Days from Bank's demand therefore and at Borrower's sole cost and expense) pledge (or cause to be pledged) to the Bank, as collateral security for all obligations owing by Borrower to Bank under the Loan Documents (i) a first priority perfected lien on all of Borrower's and its domestic Subsidiaries' accounts receivable, inventory, equipment, fixtures, chattel paper, documents, instruments and general intangibles, and (ii) a first priority perfected lien on 65% of the voting stock of Borrower's foreign Subsidiaries. Failure to timely pledge such collateral and stock shall constitute an Event of Default.

(b) If the Leverage Ratio is less than or equal to 1.5 to 1.0 for a period of four (4) consecutive quarters after the Trigger Date, then the Bank shall release, at Borrower's expense, the collateral described in subsection (a) above with the exception that the pledged stock of Borrower's foreign Subsidiaries will not be released.

9. Conditions to Lending. The obligation of the Bank to make any Advance under the Line of Credit or issue any Letter of Credit is subject to the conditions that:

(a) in the case of the initial Advance and initial Letter of Credit hereunder, the Borrower shall (i) provide to the Bank this Agreement, the Line of Credit Note, the Reimbursement Agreement, and the Guarantees, each duly executed by the Borrower and the Guarantors, as the case may be; (ii) provide to the Bank evidence of the due authorization by the Borrower and the Guarantors of this Agreement, the Line of Credit Note, the Reimbursement Agreement and the Guarantees;
(iii) provide to the Bank such other instruments as the Bank shall reasonably require in form and substance satisfactory to the Bank; and
(iv) provide to the Bank an opinion of counsel to the Borrower and the Guarantors addressing such matters relating to the Borrower and the Guarantors and this transaction as the Bank may request.

(b) each request for an Advance (including the initial Advance) under the Line of Credit or the issuance of a Letter of Credit (including the initial Letter of Credit) shall constitute a certification by the Borrower that the Borrower shall have performed and complied with all agreements and conditions herein required under this Agreement, and at the time of such Advance or Letter of Credit, no condition or event shall exist which constitutes a Default or an Event of Default.

The Bank will not be obligated to make any Advance under the Line of Credit or issue any Letter of Credit if any Event of Default or Default shall have occurred and be continuing.

10. Affirmative Covenants. Unless waived in writing by the Bank or until payment in full of the Rate Protection Term Loan, the Term Loan (if applicable), the Line of Credit and all Reimbursement Obligations, and the termination of the Line of Credit and cancellation of all Letters of Credit:

(a) The Borrower shall maintain books and records in accordance with GAAP and give representatives of the bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements or returns which the Borrower may make to or file with any governmental department, bureau or agency, federal or state.

(b) Within 90 days of the end of the Borrower's fiscal year, the Borrower will deliver to the Bank (i) its annual report on Securities and Exchange Commission Form 10K, and (ii) its consolidated balance sheet and consolidated statement of income, retained earnings and cash flows for the fiscal year, audited and certified without qualification by a certified public accountant acceptable to the Bank and prepared in accordance with GAAP, together with (A) a certificate in substantially the form of Exhibit C attached hereto (a "Compliance Certificate") from the Chief Financial Officer of the Borrower setting forth detailed calculations necessary to demonstrate Borrower's compliance with the financial covenants set forth below for the period then ended, and showing whether any Event of Default exists and, if so, the nature thereof and the corrective measures Borrower proposes to take, and (B) any management letters of Borrower's accountants addressed to the Borrower.

(c) Within 45 days of the end of each of the Borrower's fiscal quarters, the Borrower will deliver to the Bank its quarterly report on Securities and Exchange Commission Form 10Q.

(d) Within 45 days of the end of each of the Borrower's first three fiscal quarters, the Borrower will deliver to Bank its consolidated balance sheets and consolidated statements of income, retained earnings and cash flow together with a Compliance Certificate from the Chief Financial Officer of the Borrower setting forth detailed calculations necessary to demonstrate Borrower's compliance with the financial covenants set forth below for the period then ended, and showing whether any Event of Default exists and, if so, the nature thereof and the corrective measures Borrower proposes to take.

(e) The Borrower will promptly submit to Bank such other information relating to the Borrower as the Bank may reasonably request.

(f) The Borrower will pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its sole discretion.

(g) The Borrower will do all things necessary to maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business; continue in operation in substantially the same manner as at present; keep its properties in good operating condition and repair; and make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

(h) The Borrower will maintain with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts as is customary for established companies engaged in the same or similar business and similarly situated.

(i) The Borrower will comply with all laws applicable to the Borrower and to the operation of its business (including any statute, rule or regulation relating to employment practices and pension benefits or to environmental, occupational and health standards and controls).

(j) The Borrower shall cause, at all times, the indebtedness outstanding under this Agreement to rank at least pari passu with all other indebtedness for borrowed money of the Borrower, the principal amount of which is in excess of $1,000,000.

11.  Negative Covenants.   Unless waived in writing by the Bank or
until payment in full of the Rate Protection Term Loan, the Term Loan (if applicable), the Line of Credit and all Reimbursement Obligations, and the termination of the Line of Credit and cancellation of all Letters of Credit, the Borrower covenants and agrees that it will not, without the Bank's prior written consent:

(a) Make or permit any material change in the nature of its business as carried on as of the date of this Agreement or permit any change in control of more than a majority of its board of directors or its voting stock.

(b) Create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property (including without limitation the stock of Borrower's foreign Subsidiaries), now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower from:

(i) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

(ii) making pledges or deposits to secure obligations under workers' compensation laws or similar legislation;

(iii) granting additional liens or security interests to secure existing or future indebtedness in an aggregate principal amount at any time not to exceed $1,000,000; or

(iv)  granting liens or security interests in favor of the Bank.

(c) Create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except:

(i)  indebtedness to the Bank;

(ii) open account trade debt incurred in the ordinary course of business and not past due; or

(iii) existing indebtedness and future indebtedness (including without limitation any Seller Notes) in an aggregate principal amount at any time not to exceed $1,750,000, and any refinancings thereof; provided that the amount of the refinancing indebtedness is not more than the outstanding amount of the refinanced indebtedness.

(d) Liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity (except for mergers or consolidations where the Borrower is the surviving entity), or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired (except for the sale of non-material assets in an aggregate fair market value not to exceed $1,000,000 at any time).

(e) Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity, except for Permitted Acquisitions.

(f) Declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity, except for Permitted Stock
Repurchases.

(g) Make or have outstanding any loans or advances to or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business.

(h) Enter into (or permit any of its Subsidiaries to enter into) any agreement with any person which prohibits it (or its Subsidiaries) from granting any liens on any of its property (real or personal) to the Bank.

12. Financial Covenants. Unless waived in writing by the Bank or until payment in full of the Rate Protection Term Loan, the Term Loan (if applicable), the Line of Credit and all Reimbursement Obligations, and the termination of the Line of Credit and cancellation of all Letters of
Credit:

(a) Minimum Net Worth. The Borrower will not allow its Tangible Net Worth to be less than $41,000,000 at any time, (i) to be increased at the end of each fiscal quarter commencing on March 31, 1999 by an amount equal to (x) 50% of Borrower's net income (if a positive number) for the fiscal quarter most recently then ending, and (y) 100% of the net cash proceeds (defined as the cash proceeds received from any equity offering net of reasonable transaction costs (including any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses associated therewith and actually incurred)) from the issuance by the Borrower of any equity securities or other equity capital investments for the fiscal quarter most recently then ending, and (ii) to be decreased by the amount (as calculated in accordance with GAAP) attributed to any Permitted Stock Repurchase.

(b) Leverage Ratio. The Borrower will maintain as of the end of each fiscal quarter, a Leverage Ratio of not greater than 2.5 to 1.

(c) Interest Coverage Ratio. The Borrower will maintain as of the end of each fiscal quarter an Interest Coverage Ratio of at least 5.0 to 1.0.

(d)  Capital Expenditures. The Borrower will not make Capital
Expenditures in any one fiscal year of the Borrower in excess of 125% of the capital expenditures reflected in the Borrower's most recent five
year plan attached hereto as Schedule V.   Carryover is not permitted.

13. Representations and Warranties. To induce the Bank to extend the Line of Credit, and upon each request for the making of any Advance under the Line of Credit or the issuance of any Letter of Credit to the Borrower, the Borrower represents and warrants to the Bank as follows:

(a) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

(b) The Borrower has the power to make and carry out the terms of the Loan Documents and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents.

(c) The Loan Documents constitute the legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(d) All of the Borrower's domestic and foreign Subsidiaries in existence on the date hereof are listed on Schedule III attached hereto.

(e) The making and performance of the Loan Documents do not and will not violate in any respect any provisions of (i) any federal, state or local law or regulation or any order or decree of any federal, state or local governmental authority, agency or court, or (ii) the organizational documents of the Borrower or of any of its Subsidiaries, or (iii) any mortgage, contract or other undertaking to which the Borrower is a party or which is binding upon the Borrower or any of its Subsidiaries or any of their respective assets, and do not and will not result in the creation or imposition of any security interest, lien, charge or other encumbrance on any of their respective assets pursuant to the provisions of any such mortgage, contract or other undertaking.

(f) Neither the Borrower nor any of its Subsidiaries is in default with respect to any material order, writ, injunction or decree (i) of any court or (ii) of any Federal, state, municipal or other governmental instrumentality. The Borrower and each Subsidiary is substantially complying with all applicable statutes and regulations of each governmental authority having jurisdiction over its activities, except where failure to comply would not have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole.

(g) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers or directors for any such action, suit, proceedings or investigation.

(h) The Borrower's latest financial statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower's operations for the period specified therein. The Borrower's financial statements have been prepared in accordance with GAAP. Since the date of the latest financial statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.

(i) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

(j) Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under
Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

(k) The Borrower is in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed Schedule IV attached hereto, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower's knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower's knowledge has occurred, on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

(l) The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.

(m) No part of the proceeds of the Advances will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

(n) As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower's assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they mature, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

(o) None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, financial condition or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

(p) The Borrower has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis the risk that certain computer applications used by the Borrower may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem is not reasonably expected to result in any material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Borrower, or the ability of the Borrower to duly and punctually pay or perform its obligations hereunder and under the other Loan Documents.

14.  Events of Default.   The occurrence of any of the following events
(whatever the reason therefor and whether voluntary, involuntary or effected by operation of law) will be deemed to be an "Event of Default":

(a) the nonpayment of any principal, interest, reimbursement obligation or other indebtedness under this Agreement, the Notes or any other Loan Document when due;

(b) The occurrence of any event of default or default and the lapse of any notice or cure period under any Loan Document or any other debt, liability or obligation to the Bank of any Obligor;

(c) the filing by or against the Borrower of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against the Borrower, such proceeding is not dismissed or stayed within thirty (30) days of the commencement thereof (provided that the Bank is not obligated to make any Advances or issue any Letters of Credit under the Line of Credit during such 30 day period));

(d) any assignment by the Borrower for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding (in excess of $100,000 in the aggregate) is instituted against any property of the Borrower held by or deposited with the Bank (and, in the case of any levy, garnishment, attachment or similar proceeding instituted against any such property of the Borrower, such proceeding is not dissolved within ten (10) days of the commencement thereof (provided that the Bank is not obligated to make any Advances or issue any Letters of Credit under the Line of Credit during such ten (10) day period));

(e) a default with respect to any other indebtedness of any Obligor for borrowed money in excess of $100,000 in the aggregate, if the effect of such default is to cause or permit the acceleration of such debt;

(f) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral (having a fair market value in excess of $100,000 in the aggregate) securing the obligations of any Obligor to the Bank, and the failure of such Obligor to discharge such proceeding within ten (10) days of the commencement thereof;

(g) the entry of a final judgment in excess of $100,000 in the aggregate against any Obligor and the failure of such Obligor to discharge the judgment within ten (10) days of the entry thereof;

(h) in the event that this Note or any guarantee executed by any Guarantor is secured, the failure of any Obligor to provide the Bank with additional collateral if in the opinion of the Bank at any time or times, the market value of any of the collateral securing this Note or any guarantee has depreciated;

(i) any material adverse change in the business, assets, operations, financial condition or results of operations of any Obligor;

(j)  any Obligor ceases doing business as a going concern;

(k) the revocation or attempted revocation, in whole or in part, of any guarantee by any Guarantor;

(l) any representation or warranty made by any Obligor to the Bank in any Loan Document, or any other documents now or in the future evidencing or securing the obligations of any Obligor to the Bank, is false, erroneous or misleading in any material respect; or

(m) the failure of any Obligor to observe or perform any covenant or other agreement with the Bank contained in any Loan Document or any other documents now or in the future evidencing or securing the obligations of any Obligor to the Bank.

15.  Consequences of an Event of Default.   Upon the occurrence of an
Event of Default: (a) the Bank shall be under no further obligation to make Advances hereunder or issue Letters of Credit, as the case may be;
(b) if an Event of Default specified in clause (c) or (d) above shall occur, the unpaid principal balance of the Notes then outstanding and all interest accrued thereon together with any additional amounts payable hereunder and thereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the unpaid principal balance of the Notes then outstanding and all interest accrued thereon together with any additional amounts payable hereunder and thereunder, at the option of the Bank and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) the Bank may require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account (the "Cash Collateral Account") with the Bank, as cash collateral for its obligations under the Loan Documents, an amount equal to the aggregate maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Bank, and grants to the Bank a security interest in, all such cash collateral as security for such obligations. Upon the curing of all existing Events of Default to the satisfaction of the Bank, the Bank shall return such cash collateral to the Borrower; (e) at the option of the Bank, the Notes will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (f) the Bank may exercise from time to time any of the rights and remedies available to the Bank under the Loan Documents or under applicable law.

16. Right of Setoff. In addition to all liens upon and rights of setoff against the money, securities or other property of the Borrower given to the Bank by law, the Bank shall have, with respect to the Borrower's obligations to the Bank under the Loan Documents and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrower hereby assigns, conveys, delivers, pledges and transfers to the Bank all of the Borrower's right, title and interest in and to, all deposits, moneys, securities and other property of the Borrower now or hereafter in the possession of or on deposit with, or in transit to, the Bank whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrower. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

17. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered personally to such party, or if sent by facsimile transmission with confirmation of delivery, or by nationally recognized overnight courier service, to the address set forth below or to such other address as any party may give to the other in writing for such purpose.

To the Bank:

PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Attention: Mr. Eric Bruno, Assistant Vice President
Facsimile No.: (412) 762-7353

With a copy to:

PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Attention: Thomas S. Bott, Managing Counsel
Facsimile No.: (412) 762-4334

To the Borrower:

II - VI Incorporated
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
Attention: James Martinelli, Treasurer and Chief Financial Officer Facsimile No.: (724) 352-5299

With a copy to:

Sherrard, German & Kelly, PC
One Oliver Plaza, 35th Floor
Pittsburgh, Pennsylvania 15222
Attention: Robert D. German, Esq.
Facsimile No.: (412) 261-6221

18. Documentation Fee. On the date of this Agreement, the Borrower shall pay to the Bank a documentation fee of $5,000.00.

19. Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Bank in Dollars a commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily Equivalent Amount in Dollars equal to the Line of Credit Commitment minus the sum of all Advances then outstanding plus all Letters of Credit Outstanding. All Commitment Fees shall be payable quarterly in arrears beginning June 30, 1999, and continuing on the last Business Day of each fiscal quarter after the date hereof and on any date that the Line of Credit Commitment is terminated or reduced as provided in Section 2(o) hereof, on the Expiration Date, or upon acceleration of the Line of Credit Note.

20. Letter of Credit Fees. The Borrower shall pay to the Bank in Dollars a fee (the "Letter of Credit Fee") on the daily average Dollar Equivalent amount of outstanding standby Letters of Credit for the period from such standby Letter of Credit's opening date to its expiry date at a rate per annum equal to the then Applicable Margin applicable to Advances bearing interest under the Euro-Rate Option, which fee shall be payable on the last Business Day of each fiscal quarter, in arrears, following the issuance of each standby Letter of Credit, and on the Expiration Date. The Borrower shall also pay to the Bank in Dollars (i) the Bank's then in effect customary fees payable with respect to commercial Letters of Credit and (ii) the Bank's then in effect customary fees and administrative expenses payable with respect to all Letters of Credit as the Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

21. Expenses. The Borrower shall reimburse the Bank for the Bank's expenses (including the reasonable fees and expenses of the Bank's outside and in-house counsel) in connection with the collection of all of the Borrower's obligations to Bank, including but not limited to enforcement actions relating to the Loan Documents.

22. Depository. The Borrower will establish and maintain at the Bank the Borrower's primary depository accounts.

23.  Governing Law.  This Agreement, the Notes and the other Loan
Documents shall be governed by the laws of the Commonwealth of Pennsylvania, excluding its conflict of law rules.

24. Counterparts. This Agreement may be executed in counterparts, each of which when executed by the Borrower and the Bank shall be regarded as an original.

25.  Entire Agreement.    This Agreement (including the documents and
instruments referred to herein) constitutes the entire agreement between the Borrower and the Bank concerning the Loans and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the Loans.

26. Amendments and Waivers. No modification, amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom, will in any event be effective unless the same is in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

27.  Preservation of Rights.   No delay or omission on the part of the
Bank to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power or any acquiescence therein, nor will the action or inaction of the Bank impair any right or power arising hereunder. The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

28. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the prior written consent of the Bank and the Bank at any time may assign this Agreement in whole or in part.


29. Indemnity. The Borrower agrees to indemnify each of the Bank, its directors, officers and employees and each legal entity, if any, who controls the Bank (the "Indemnified Parties") and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, all reasonable fees of counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with or arising out of the matters referred to in this Agreement or in the other Loan Documents by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority, which arises out of or relates to this Agreement, any other Loan Document, or the use of the proceeds of the Loan; provided, however, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of any Loan and assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.

30. Assignments and Participations. At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participation in, or otherwise dispose of all or any part of the Bank's interest in the Loans. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower's financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank's interest in the Loans.

31.   Consent to Jurisdiction.   The Borrower hereby agrees that any
action or proceeding arising out of or relating to this Agreement or the other Loan Documents may be commenced in, and Borrower irrevocably consents to the exclusive jurisdiction of, any state or federal court located for the county or judicial district where the Bank's office indicated above is located, and consents that all service of process be sent by nationally recognized overnight courier service directed to the Borrower at the Borrower's address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement or any other Loan Document.


32. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH LOAN DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

If the foregoing accurately reflects the understanding of the parties, please execute the duplicate original of this Agreement and the other Loan Documents and return them to me.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:           /s/ Eric Bruno
Eric Bruno, Assistant Vice President

Agreed to and accepted, with the intent to be legally bound, this 26th day of March, 1999

II-VI INCORPORATED

By:          /s/ James Martinelli

Name:       James Martinelli
Title: Treasurer and Chief Financial Officer










               SCHEDULE I TO LETTER AGREEMENT


                       Defined Terms

In addition to the words and terms defined elsewhere in the Agreement, the following words and terms shall have the following respective meanings:

Advances shall have the meaning assigned to such term in Section 2(a) of the Agreement.

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule II to the Agreement across from the heading "Commitment
Fee".   The Applicable Commitment Fee Rate shall be computed in
accordance with the parameters set forth on Schedule II to the Agreement.

Applicable Margin shall mean the respective percentage spread to be added to the Base Rate under the Base Rate Option and the Euro Rate under the Euro-Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule II to the Agreement across from the headings "Base Rate" and "Euro-Rate", respectively. The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule II to the Agreement.
Base Rate shall mean the greater of (i) the Prime Rate, or (ii) the Federal Funds Effective Rate plus fifty (50) basis points (0.50%) per annum.

Base Rate Option shall mean the interest rate option described in
Section 2(e)(i) of the Agreement.

Borrowing Date shall mean, with respect to any Advance, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania; and (i) if the applicable Business Day relates to any Advance to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market, (ii) with respect to advances or payments of Advances or any other matters relating to Advances denominated in an Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, and (iii) with respect to advances or payments of Advances denominated in an Optional Currency, such day shall also be a day on which all applicable banks into which Advance proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

Capital Expenditures shall mean, for any period, the sum of, without duplication, (a) all cash expenditures made, directly or indirectly, by the Borrower and any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additional property, plant or equipment on a consolidated balance sheet of the Borrower and its Subsidiaries.

Cash Collateral Account shall have the meaning assigned to such term in
Section 15 of the Agreement.

Closing Date shall mean the date upon which this Agreement has been executed by the Borrower and the Bank and all conditions precedent specified in Section 9 of the Agreement have been satisfied or waived by the Bank.

Commitment Fee shall have the meaning assigned to such term in Section 19 of the Agreement.

Compliance Certificate shall have the meaning assigned to such term in
Section 10(b) of the Agreement.

Computation Date shall have the meaning assigned to such term in Section 2(h) of the Agreement.

Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Conversion Date shall mean the date upon which the Advances (or a portion thereof) are converted to a term loan in accordance with Section 2(n) of the Agreement.

Cost of Prepayment shall have the meaning assigned to such term in
Section 2(m) of the Agreement.

Default shall mean any event or condition which with notice or passage of time or both would constituted an Event of Default.

Default Rate shall have the meaning assigned to such term in Section 2(f) of the Agreement.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean the lawful currency of the United States of America.

Dollar Equivalent shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.


Dollar Equivalent Line of Credit Usage shall mean at any time the sum of
(i) the Dollar Equivalent amount of Advances then outstanding and (ii) the Dollar Equivalent amount of Letters of Credit Outstanding.

EBIT shall mean, for any period, the consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP, plus (a) the sum of (i) interest expense, (ii) income tax expense, (iii) extraordinary or unusual losses deducted in calculating net income, (iv) to the extent deducted in calculating net income (or net loss), other non-cash charges, less (b) the sum of (i) extraordinary or unusual gains added in calculating net income, (ii) to the extent added in calculating net income (or net loss), other non-cash credits.

EBITDA shall mean, for any period, the consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP, plus (a) the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary or unusual losses deducted in calculating net income, (vi) to the extent deducted in calculating net income (or net loss), other non-cash charges, less (b) the sum of (i) extraordinary or unusual gains added in calculating net income, (ii) to the extent added in calculating net income (or net loss), other non-cash credits.

Equivalent Amount shall mean, at any time, as determined by Bank (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at Bank's spot selling rate (based on the market rates then prevailing and available to Bank) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Bank on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

Euro shall have the meaning assigned to such term in Section 2(h)(vii) of the Agreement.

Euro-Rate shall mean the following: (A) with respect to any Advances denominated in Dollars comprising any portion to which the Euro-Rate Option applies for any Euro-Rate Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association as set forth on Dow Jones Markets Service (formerly known as Telerate) display page 3750 (or appropriate successor or, if the British Bankers' Association or its successor ceases to provide such quotes, a comparable replacement determined by the Bank) as of approximately 11:00 a.m. Greenwich Mean Time two (2) Business Days prior to the first day of such Euro-Rate Interest Period for an amount comparable to such Advance and having a borrowing date and a maturity comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Such Euro-Rate may also be expressed by the following formula:



              Average of London interbank offered rates on Dow Jones
              Markets Service display page 3750 as quoted by
Euro-Rate =   British Bankers' Association or appropriate successor
              -----------------------------------------------------
                     1.00 - Euro-Rate Reserve Percentage

(B) with respect to any Advances denominated in Optional Currency comprising any portion to which the Euro-Rate Option applies for any Euro-Rate Interest Period, the interest rate per annum determined by Bank by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1 percent per annum) (i) the rate of interest per annum determined by Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate of interest per annum for deposits in the relevant Optional Currency quoted by British Bankers' Association and which appears on the relevant Telerate Page (or, if no such quotation is available on such Telerate Page, on the appropriate Reuters Screen) at approximately 9:00 a.m., Pittsburgh time, two (2) Business Days prior to the first day of such Euro-Rate Interest Period for delivery on the first day of such Euro-Rate Interest Period for a period, and in an amount, comparable to such Euro-Rate Interest Period and principal amount of such Advance ("LIBO Rate") by (ii) a number equal to 1.00 minus the Euro-Rate Reserve
Percentage.   Such Euro-Rate may also be expressed by the following
formula:

                                     LIBO Rate
        Euro-Rate   =
                         1 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Bank shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. The Euro-Rate for any Advances shall be based upon the Euro-Rate for the currency in which such Advances are requested.

Euro-Rate Interest Period shall mean the period of one (1), two (2), three (3) or six (6) months selected by the Borrower commencing on the date of disbursement of an Advance and each successive period selected by the Borrower thereafter; provided, that if a Euro-Rate Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless such day falls in the succeeding calendar month in which case the Euro-Rate Interest Period shall end on the next preceding Business Day. In no event shall any Euro-Rate Interest Period end on a day after the Expiration Date.

Euro-Rate Option shall mean the interest rate option described in
Section 2(e)(ii) of the Agreement.

Euro-Rate Reserve Percentage shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Agent which is in effect during any relevant period as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System.

Event of Default shall have the meaning assigned to such term in Section 14 of the Agreement.

Expiration Date means March 25, 2000, or such later date as may be designated by the Bank in writing its sole discretion in accordance with
Section 2(b) of the Agreement.

Extension Request shall have the meaning assigned to such term in
Section 2(b) of the Agreement.

Federal Funds Effective Rate shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

GAAP shall mean generally accepted accounting principles in effect from time to time consistently applied from period to period subject in the case of interim statements to normal year-end adjustments.

Guarantor shall mean each of the Borrower's domestic subsidiaries as listed on Schedule III attached to the Agreement, and any other guarantor of the obligations of the Borrower to the Bank existing on the date of the Agreement or arising in the future.

Guarantees shall have the meaning assigned to such term in Section 7 of the Agreement.

Initial Expiration Date shall mean the date that is 364 days from the date of the Agreement.

Interest Coverage Ratio shall mean the ratio of EBIT to the consolidated interest expense of the Borrower and its Subsidiaries, measured on a rolling four fiscal quarter basis.

Interest Rate Option shall mean the Base Rate Option or the Euro-Rate
Option.

Letter of Credit shall have the meaning assigned to that term in Section 3(a) of the Agreement.

Letter of Credit Fee shall have the meaning assigned to that term in
Section 20 of the Agreement.

Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn Stated Amount of outstanding Letters of Credit and
(ii) the aggregate amount of all unpaid and outstanding Reimbursement
Obligations.

Leverage Ratio shall mean the ratio of Total Indebtedness to EBITDA, measured on a rolling four fiscal quarter basis.

Line of Credit shall have the meaning assigned to such term in Section 2(a) of the Agreement.

Line of Credit Commitment shall mean $15,000,000, as the same may be reduced pursuant to Sections 2(o) of the Agreement.

Line of Credit Note shall have the meaning assigned to such term in
Section 2(c) of the Agreement.

Loans shall mean the Line of Credit, the Rate Protection Term Loan and the Term Loan (if applicable).

Loan Documents shall have the meaning assigned to such term in Section 6 of the Agreement.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of the Agreement or any of the other Loan Documents, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower and its Subsidiaries taken as a whole to duly and punctually pay their indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Bank to enforce its legal remedies pursuant to the Agreement or any other Loan Document.

Notes shall mean the Line of Credit Note, the Rate Protection Term Note and the Term Note (if applicable).

Obligor means the Borrower and each Guarantor.

Optional Currency shall mean any of the following currencies (a) the Australian dollar, (b) the British Pound Sterling, (c) the Canadian dollar, (d) the Deutsche Mark, (e) the Italian Lira, (f) the Japanese Yen, (g) the Spanish Peseta, and (h) the Singapore dollar, and any other freely convertible foreign currency, as determined pursuant to the currency codes in effect from time to time under ISO International Standard 4217 or any successor thereto and as approved by the Bank in writing in its sole discretion.

Original Currency shall have the meaning assigned to such term in
Section 2(j)(i) of the Agreement.

Other Currency shall have the meaning assigned to such term in Section 2(j)(i) of the Agreement.

Other Taxes shall have the meaning assigned to such term in Section 2(i)(ii) of the Agreement.

Overnight Rate shall mean for any day with respect to any Advances in an Optional Currency, the rate of interest per annum as determined by the Bank at which overnight deposits in the such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

Permitted Acquisitions shall mean acquisitions by the Borrower of all or substantially all of the assets or capital stock of any Person, provided that (i) such Person is in a similar line of business as carried on by the Borrower on the date of this Agreement, (ii) the board of directors or other applicable governing body shall have consented to and approved such acquisition, (iii) at the time of such acquisition no Event of Default or Default then exists or would result therefrom, (iv) each of the representations and warranties contained in Section 13 of the Agreement shall be true and correct in all material respects both before and after giving effect to such acquisition, and (v) any liens or indebtedness assumed or issued in connection with such acquisition are otherwise permitted under Section 11(b) or 11(c) of the Agreement. Permitted Stock Repurchases shall mean the repurchase by Borrower of shares of its capital stock, provided that the aggregate consideration paid in connection with all such Permitted Stock Repurchases shall not exceed $5,000,000 at any time.

Person shall mean any individual, company, partnership, limited liability company, joint venture, corporation, association, business trust, unincorporated organization, or any other entity.

Prime Rate shall mean for any day the rate publicly announced by the Bank from time to time as its prime rate, which rate is not tied to any external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.

Reimbursement Agreement shall have the meaning assigned to such term in
Section 3(a) of the Agreement.

Reimbursement Obligation shall mean the obligation of the Borrower to reimburse the Bank in an amount equal to the Dollar Equivalent amount(s) paid by the Bank under the Letters of Credit, plus accrued interest thereon.

Reference Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

Seller Notes shall mean any notes issued by the Borrower in connection with any Permitted Acquisition, the payment of which are subject to the terms and conditions of a Subordination Agreement executed in favor of the Bank.

Stated Amount shall mean as to any Letter of Credit, the lesser of (i) the face amount thereof, or (ii) the remaining available undrawn amount thereof (regardless of whether any conditions for drawing could then be met)

Subordination Agreement shall mean a subordination agreement in form and content satisfactory to the Bank, whereby the payment of the Seller Notes are subordinated to the prior payment in full of all obligations owing by the Borrower to the Bank under the Loan Documents.

Subsidiary shall mean, at any time, any Person of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly through one or more Subsidiaries by Borrower (including, without limitation, the entities listed on Schedule III attached hereto), or (ii) any Person which is Controlled or capable of being Controlled by Borrower or one or more of Borrower's Subsidiaries. Tangible Net Worth shall mean stockholder's equity in the Borrower less any advances to third parties and any items properly classified as intangibles, in accordance with generally accepted accounting principles.

Taxes shall have the meaning assigned to such term in Section 2(i)(i) of the Agreement.

Term Conversion Request shall have the meaning assigned to such term in
Section 2(n) of the Agreement.

Term Loan shall have the meaning assigned to such term in Section 2(n) of the Agreement.

Term Note shall have the meaning assinged to such term in Section 2(n) of the Agreement.

Total Indebtedness shall mean any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent or joint and several) of the Borrower and its Subsidiaries for or in respect of: (i) borrowed money,
(ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, hedging contracts, or other interest rate management device, raw materials management device or commodities management device (except raw materials or commodity management devices entered into in the ordinary course of business), (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by Borrower or any of its Subsidiaries to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), or (v) any guaranty of any of the foregoing.

Trigger Date shall have the meaning assigned to such term in Section 8(a) of the Agreement.

Year 2000 Problem shall have the meaning assigned to such term in
Section 13(p) of the Agreement.





                                      SCHEDULE II TO LETTER AGREEMENT
                                             Pricing Grid  1
            LEVEL I            LEVEL II            LEVEL III           LEVEL IV            LEVEL V

BASIS FOR   If the Leverage    If the Leverage     If the Leverage     If the Leverage     If the Leverage
PRICING     Ratio is less      Ratio is greater    Ratio is greater    Ratio is greater    Ratio is greater
            than or equal      than 0.75 to 1.0    than 1.0 to 1.0     than 1.5 to 1.0     than 2.0 to 1.0.
            to 0.75 to 1.0.    but less than or    but less than or    but less than or
                               equal to 1.0 to     equal to 1.5 to     equal to 2.0 to
                               1.0.                1.0.                1.0.

EURORATE +       75                  87.5                 100                 112.5              125

BASE RATE +       0                     0                   0                     0                0

COMMITMENT
FEE             7.5                    10                 12.5                   15             17.5

For purposes of determining the Applicable Margin and the Applicable Commitment Fee Rate:

(a)  The Applicable Margin and the Applicable Commitment Fee Rate on the Closing Date shall be those set forth under Level II.

(b)  The Applicable Margin and the Applicable Commitment Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end; provided that if the Borrower fails to deliver the financial statements required by Section 10(b) and 10(d) of the Agreement and the related Compliance Certificate by the 90th day after any fiscal year, or the 45th day after any fiscal quarter, the Applicable
     Margin and the Applicable Commitment Fee Rate shall be those that would apply if the Leverage
     Ratio were greater than 2.0 to 1.0 and shall apply until such financial statements and Compliance
     Certificate are delivered.  Any increase or decrease in the Applicable Margin or the Applicable
     Commitment Fee Rate computed as of a quarter end shall be effective on the date on which the
     Compliance Certificate evidencing such computation is delivered under Section 10(b) and 10(d) of the Agreement.






              SCHEDULE III TO LETTER AGREEMENT


Domestic Subsidiaries

Name                                  Jurisdiction of Incorporation

* II-VI Delaware, Incorporated                (Delaware)
* VLOC Incorporated                           (Pennsylvania)







Foreign Subsidiaries

Name                                  Jurisdiction of Incorporation

* II-VI Singapore Pte., Ltd.                  (Singapore)
* II-VI Worldwide, Incorporated               (Barbados)
* II-VI Japan Incorporated                    (Japan)
* II-VI U.K. Limited                          (United Kingdom)
* II-VI Optics (Suzhou) Co., Ltd.             (China)





























                  SCHEDULE IV TO LETTER AGREEMENT


                     Environmental Litigation
                     ------------------------


None

















































                  SCHEDULE V TO LETTER AGREEMENT


                       II-VI Incorporated



Capital Expenditures Budget for Fiscal Years Ended June 30, 1999, 2000 and 2001 (Obtained from February 1999 Five Year Plan)




                           Fiscal Year      Fiscal Year      Fiscal Year
                              Ended            Ended            Ended
                         June 30, 1999    June 30, 2000    June 30, 2000
                         -------------    -------------    -------------

Total Capital
Expenditures Budget       $6,545,900       $8,684,200       $7,404,900





































                  EXHIBIT "A" TO LETTER AGREEMENT

          AMENDED AND RESTATED COMMITTED LINE OF CREDIT NOTE


$15,000,000.00                                  Pittsburgh, Pennsylvania
                                                          March 26, 1999

FOR VALUE RECEIVED, the undersigned, II-VI INCORPORATED, a Pennsylvania corporation with an address at 375 Saxonburg Boulevard, Saxonburg, PA 16056 (herein called the "Borrower"), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the "Bank") the lesser of (i) the principal sum of FIFTEEN MILLION AND 00/100 U.S. Dollars (U.S. $15,000,000.00), or (ii) the aggregate unpaid principal balance of all Advances made by the Bank to the Borrower pursuant to Sections 2 and 3 of the Letter Agreement dated as of March 26, 1999, between the Borrower and the Bank (as the same may be amended, modified, renewed or restated from time to time, the "Agreement"), payable on the Expiration Date.

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum and at the times as specified in the Agreement.

Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Advances evidenced by this Line of Credit Note at a rate per annum (based on a year of 360 days and actual days elapsed) equal to two hundred basis points (2% per annum) above the rate of interest otherwise applicable with respect to such Advances. Such interest rate will accrue before and after any judgment has been entered.

If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Subject to the provisions of the Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Bank located at 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, in lawful money of the United States of America in immediately available funds.

This Note is the Line of Credit Note referred to in, and is entitled to the benefits of, the Agreement and other Loan Documents, including the representations, warranties, covenants, conditions, security interests or liens contained or granted therein. The Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Agreement.

Except as otherwise provided in the Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Line of Credit Note and the Agreement.

This Line of Credit Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns. All references herein to the "Borrower" and the "Bank" shall be deemed to apply to the Borrower and the Bank, respectively, and their respective successors and assigns.

This Line of Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles.

This Line of Credit Note amends and restates, and is in substitution for, that certain Committed Line of Credit Note in the original principal amount of $10,000,000 payable to the Bank and dated September 25, 1997 (the "Existing Note"). However, without duplication, this Note shall in no way extinguish, cancel or satisfy Borrower's unconditional obligation to repay all indebtedness evidenced by the Existing Note or constitute a novation of the Existing Note. Nothing herein is intended to extinguish, cancel or impair the lien priority or effect of any security agreement, pledge agreement or mortgage with respect to the Borrower's obligations hereunder and under any other document relating hereto.

WAIVER OF JURY TRIAL. THE BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE AS TO ALL MATTERS AND THINGS ARISING OUT OF THIS NOTE.

IN WITNESS WHEREOF, the undersigned has executed this Line of Credit Note by its duly authorized officers with the intention that it constitute a sealed instrument.


                [SEAL]                II-VI INCORPORATED


Attest:  /s/ Craig A. Creaturo        By:   /s/ James Martinelli

Name:     Craig A. Creaturo           Name:  James Martinelli

Title:   Corporate Controller         Title:  Treasurer and
         II-VI Incorporated               Chief Financial Officer















                    EXHIBIT "B" TO LETTER AGREEMENT



Guaranty and Suretyship Agreement                               PNCBANK

THIS GUARANTY AND SURETYSHIP AGREEMENT (this "Guaranty") is made and entered into as of this 26th day of March, 1999, by II-VI DELAWARE, INCORPORATED. (the "Guarantor"), with an address at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware, 19810 in consideration of the extension of credit by PNC BANK, NATIONAL ASSOCIATION (the "Bank"), with an address at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707 to II-VI INCORPORATED, a Pennsylvania corporation with an address at 375 Saxonburg Blvd., Saxonburg, Pennsylvania 16056 (the "Borrower"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1. Guaranty of Obligations. The Guarantor hereby guarantees, and becomes surety for, the prompt payment and performance of all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of PNC Bank Corp., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other interest rate protection or similar agreement, or in any other manner, whether arising out of overdrafts on deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Bank's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any amendments, extensions, renewals or increases and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys' fees and expenses (hereinafter referred to collectively as the "Obligations"). If the Borrower defaults under any such Obligations, the Guarantor will pay the amount due to the Bank.

2. Nature of Guaranty; Waivers. This is a guaranty of payment and not of collection and the Bank shall not be required, as a condition of the Guarantor's liability, to make any demand upon or to pursue any of its rights against the Borrower, or to pursue any rights which may be available to it with respect to any other person who may be liable for the payment of the Obligations.
This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Obligations have been indefeasibly paid in full, and the Bank has terminated this Guaranty. This Guaranty will remain in full force and effect even if there is no principal balance outstanding under the Obligations at a particular time or from time to time. This Guaranty will not be affected by any surrender, exchange, acceptance, compromise or release by the Bank of any other party, or any other guaranty or any security held by it for any of the Obligations, by any failure of the Bank to take any steps to perfect or maintain its lien or security interest in or to preserve its rights to any security or other collateral for any of the Obligations or any guaranty, or by any irregularity, unenforceability or invalidity of any of the Obligations or any part thereof or any security or other guaranty thereof. The Guarantor's obligations hereunder shall not be affected, modified or impaired by any counterclaim, set-off, deduction or defense based upon any claim the Guarantor may have against the Borrower or the Bank, except payment or performance of the Obligations.

Notice of acceptance of this Guaranty, notice of extensions of credit to the Borrower from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon the Bank's failure to comply with the notice requirements of the applicable version of Uniform Commercial Code Section 9-504 are hereby waived. The Guarantor waives all defenses based on suretyship or impairment of collateral.

The Bank at any time and from time to time, without notice to or the consent of the Guarantor, and without impairing or releasing, discharging or modifying the Guarantor's liabilities hereunder, may (a) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to, any of the Obligations;
(b) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any of the Obligations, any other guaranties, or any security for any Obligations or guaranties; (c) apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to any Obligations of the Borrower in such order, manner and amount as the Bank may determine in its sole discretion; (d) settle, compromise or deal with any other person, including the Borrower or the Guarantor, with respect to any Obligations in such manner as the Bank deems appropriate in its sole discretion; (e) substitute, exchange or release any security or guaranty; or (f) take such actions and exercise such remedies hereunder as provided herein.

3. Repayments or Recovery from the Bank. If any demand is made at any time upon the Bank for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations and if the Bank repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, the Guarantor will be and remain liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by the Bank. The provisions of this section will be and remain effective notwithstanding any contrary action which may have been taken by the Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to the Bank's rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable.

4. Financial Statements. Unless compliance is waived in writing by the Bank or until all of the Obligations have been paid in full, the Guarantor will promptly submit to the Bank such information relating to the Guarantor's affairs (including but not limited to annual financial statements and tax returns for the Guarantor) or any security for the Guaranty as the Bank may reasonably request.

5. Enforceability of Obligations. No modification, limitation or discharge of the Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law will affect, modify, limit or discharge the Guarantor's liability in any manner whatsoever and this Guaranty will remain and continue in full force and effect and will be enforceable against the Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. The Guarantor waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the liability of the Borrower that may result from any such proceeding.

6. Events of Default. The occurrence of any of the following shall be an "Event of Default" hereunder: (i) any Event of Default (as defined in any of the Obligations); (ii) any default under any of the Obligations that does not have a defined set of "Events of Default" and the lapse of any notice or cure period provided in such Obligations with respect to such default; (iii) demand by the Bank under any of the Obligations that have a demand feature; (iv) the Guarantor's failure to perform any of its obligations hereunder; (v) the falsity, inaccuracy or material breach by the Guarantor of any written warranty, representation or statement made or furnished to the Bank by or on behalf of the Guarantor; or (vi) the termination or attempted termination of this Guaranty. Upon the occurrence of any Event of Default, (a) the Guarantor shall pay to the Bank the amount of the Obligations; or (b) on demand of the Bank, the Guarantor shall immediately deposit with the Bank, in U.S. dollars, all amounts due or to become due under the Obligations, and the Bank may at any time use such funds to repay the Obligations; or (c) the Bank in its discretion may exercise with respect to any collateral any one or more of the rights and remedies provided a secured party under the applicable version of the Uniform Commercial Code; or (d) the Bank in its discretion may exercise from time to time any other rights and remedies available to it at law, in equity or otherwise.

7. Right of Setoff. In addition to all liens upon and rights of setoff against the Guarantor's money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Guarantor's obligations to the Bank under this Guaranty and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Guarantor hereby assigns, conveys, delivers, pledges and transfers to the Bank all of the Guarantor's right, title and interest in and to, all of the Guarantor's deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of PNC Bank Corp., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Guarantor. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

8.  Collateral.   This Guaranty is secured by the property described in
any collateral security documents which the Guarantor executes and delivers to the Bank and by such other collateral as previously may have been or may in the future be granted to the Bank to secure any obligations of the Guarantor to the Bank.

9. Costs. To the extent that the Bank incurs any costs or expenses in protecting or enforcing its rights under the Obligations or this Guaranty, including reasonable attorneys' fees and the costs and expenses of litigation, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest from the incurring or payment thereof at the Default Rate (as defined in any of the Obligations).

10. Postponement of Subrogation. Until the Obligations are indefeasibly paid in full, the Guarantor postpones and subordinates in favor of the Bank any and all rights which the Guarantor may have to (a) assert any claim against the Borrower based on subrogation rights with respect to payments made hereunder, and (b) any realization on any property of the Borrower, including participation in any marshalling of the Borrower's assets.

11. Power to Confess Judgment. The Guarantor hereby empowers any attorney of any court of record, after the occurrence of any Event of Default hereunder, to appear for the Guarantor and, with or without complaint filed, confess judgment, or a series of judgments, against the Guarantor in favor of the Bank for the amount of the Obligations and an attorney's commission of the greater of 10% of such principal and interest or $1,000 added as a reasonable attorney's fee, and for doing so, this Guaranty or a copy verified by affidavit shall be a sufficient warrant. The Guarantor hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the Obligations and costs. Notwithstanding the attorney's commission provided for in the preceding paragraph (which is included in the warrant for purposes of establishing a sum certain), the amount of attorneys' fees that the Bank may recover from the Guarantor shall not exceed the actual attorneys' fees incurred by the Bank.

12. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt. Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to the addresses for the Bank and the Guarantor set forth above or to such other address as one may give to the other in writing for such purpose.

13. Preservation of Rights. No delay or omission on the Bank's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank's action or inaction impair any such right or power. The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. The Bank may proceed in any order against the Borrower, the Guarantor or any other obligor of, or collateral securing, the Obligations.

14. Illegality. In case any one or more of the provisions contained in this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. Changes in Writing. No modification, amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case will entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstance.

16. Entire Agreement. This Guaranty (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Guarantor and the Bank with respect to the subject matter hereof; provided, however, that this Guaranty is in addition to, and not in substitution for, any other guarantees from the Guarantor to the Bank.

17. Successors and Assigns. This Guaranty will be binding upon and inure to the benefit of the Guarantor and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Guarantor may not assign this Guaranty in whole or in part without the Bank's prior written consent and the Bank at any time may assign this Guaranty in whole or in part.

18. Interpretation. In this Guaranty, unless the Bank and the Guarantor otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; and references to sections or exhibits are to those of this Guaranty unless otherwise indicated. Section headings in this Guaranty are included for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose. If this Guaranty is executed by more than one party as Guarantor, the obligations of such persons or entities will be joint and several.

19. Indemnity. The Guarantor agrees to indemnify each of the Bank, its directors, officers and employees and each legal entity, if any, who controls the Bank (the "Indemnified Parties") and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all reasonable fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party as a result of the execution of or performance under this Guaranty; provided, however, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Guaranty. The Guarantor may participate at its expense in the defense of any such claim.

20. Governing Law and Jurisdiction. This Guaranty has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank's office indicated above is located. THIS GUARANTY WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE GUARANTOR DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE BANK'S OFFICE INDICATED ABOVE IS LOCATED, EXCLUDING ITS CONFLICT OF LAWS RULES. The Guarantor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank's office indicated above is located; provided that nothing contained in this Guaranty will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Guarantor individually, against any security or against any property of the Guarantor within any other county, state or other foreign or domestic jurisdiction. The Guarantor acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Guarantor. The Guarantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Guaranty.

21. Equal Credit Opportunity Act. If the Guarantor is not an "applicant for credit" under Section 202.2 (e) of the Equal Credit Opportunity Act of 1974 ("ECOA"), the Guarantor acknowledges that (i) this Guaranty has been executed to provide credit support for the Obligations, and (ii) the Guarantor was not required to execute this Guaranty in violation of Section 202.7(d) of the ECOA.

22. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT THE GUARANTOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION,
PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS GUARANTY, ANY
DOCUMENTS EXECUTED IN CONNECTION WITH THIS GUARANTY OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE GUARANTOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Guarantor acknowledges that it has read and understood all the provisions of this Guaranty, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.


WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.


               [SEAL]                 II-VI DELAWARE, INCORPORATED


Attest:  /s/ Craig A. Creaturo        By:   /s/ Francis J. Kramer

Name:     Craig A. Creaturo           Name:  Francis J. Kramer

Title:   Corporate Controller         Title:  President
         II-VI Incorporated
















































Guaranty and Suretyship Agreement                                PNCBANK

THIS GUARANTY AND SURETYSHIP AGREEMENT (this "Guaranty") is made and entered into as of this 26th day of March, 1999, by VLOC
INCORPORATED. (the "Guarantor"), with an address at 7826 Photonics Drive, New Port Richey, Florida, 34655 in consideration of the extension of credit by PNC BANK, NATIONAL ASSOCIATION (the "Bank"), with an address at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707 to II-VI INCORPORATED, a Pennsylvania corporation with an address at 375 Saxonburg Blvd., Saxonburg, Pennsylvania 16056 (the "Borrower"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1. Guaranty of Obligations. The Guarantor hereby guarantees, and becomes surety for, the prompt payment and performance of all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of PNC Bank Corp., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other interest rate protection or similar agreement, or in any other manner, whether arising out of overdrafts on deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Bank's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any amendments, extensions, renewals or increases and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys' fees and expenses (hereinafter referred to collectively as the "Obligations"). If the Borrower defaults under any such Obligations, the Guarantor will pay the amount due to the Bank.

2. Nature of Guaranty; Waivers. This is a guaranty of payment and not of collection and the Bank shall not be required, as a condition of the Guarantor's liability, to make any demand upon or to pursue any of its rights against the Borrower, or to pursue any rights which may be available to it with respect to any other person who may be liable for the payment of the Obligations.
This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Obligations have been indefeasibly paid in full, and the Bank has terminated this Guaranty. This Guaranty will remain in full force and effect even if there is no principal balance outstanding under the Obligations at a particular time or from time to time. This Guaranty will not be affected by any surrender, exchange, acceptance, compromise or release by the Bank of any other party, or any other guaranty or any security held by it for any of the Obligations, by any failure of the Bank to take any steps to perfect or maintain its lien or security interest in or to preserve its rights to any security or other collateral for any of the Obligations or any guaranty, or by any irregularity, unenforceability or invalidity of any of the Obligations or any part thereof or any security or other guaranty thereof. The Guarantor's obligations hereunder shall not be affected, modified or impaired by any counterclaim, set-off, deduction or defense based upon any claim the Guarantor may have against the Borrower or the Bank, except payment or performance of the Obligations.

Notice of acceptance of this Guaranty, notice of extensions of credit to the Borrower from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon the Bank's failure to comply with the notice requirements of the applicable version of Uniform Commercial Code Section 9-504 are hereby waived. The Guarantor waives all defenses based on suretyship or impairment of collateral.

The Bank at any time and from time to time, without notice to or the consent of the Guarantor, and without impairing or releasing, discharging or modifying the Guarantor's liabilities hereunder, may (a) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to, any of the Obligations;
(b) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any of the Obligations, any other guaranties, or any security for any Obligations or guaranties; (c) apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to any Obligations of the Borrower in such order, manner and amount as the Bank may determine in its sole discretion; (d) settle, compromise or deal with any other person, including the Borrower or the Guarantor, with respect to any Obligations in such manner as the Bank deems appropriate in its sole discretion; (e) substitute, exchange or release any security or guaranty; or (f) take such actions and exercise such remedies hereunder as provided herein.

3. Repayments or Recovery from the Bank. If any demand is made at any time upon the Bank for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations and if the Bank repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, the Guarantor will be and remain liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by the Bank. The provisions of this section will be and remain effective notwithstanding any contrary action which may have been taken by the Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to the Bank's rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable.

4. Financial Statements. Unless compliance is waived in writing by the Bank or until all of the Obligations have been paid in full, the Guarantor will promptly submit to the Bank such information relating to the Guarantor's affairs (including but not limited to annual financial statements and tax returns for the Guarantor) or any security for the Guaranty as the Bank may reasonably request.

5. Enforceability of Obligations. No modification, limitation or discharge of the Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law will affect, modify, limit or discharge the Guarantor's liability in any manner whatsoever and this Guaranty will remain and continue in full force and effect and will be enforceable against the Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. The Guarantor waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the liability of the Borrower that may result from any such proceeding.

6. Events of Default. The occurrence of any of the following shall be an "Event of Default" hereunder: (i) any Event of Default (as defined in any of the Obligations); (ii) any default under any of the Obligations that does not have a defined set of "Events of Default" and the lapse of any notice or cure period provided in such Obligations with respect to such default; (iii) demand by the Bank under any of the Obligations that have a demand feature; (iv) the Guarantor's failure to perform any of its obligations hereunder; (v) the falsity, inaccuracy or material breach by the Guarantor of any written warranty, representation or statement made or furnished to the Bank by or on behalf of the Guarantor; or (vi) the termination or attempted termination of this Guaranty. Upon the occurrence of any Event of Default, (a) the Guarantor shall pay to the Bank the amount of the Obligations; or (b) on demand of the Bank, the Guarantor shall immediately deposit with the Bank, in U.S. dollars, all amounts due or to become due under the Obligations, and the Bank may at any time use such funds to repay the Obligations; or (c) the Bank in its discretion may exercise with respect to any collateral any one or more of the rights and remedies provided a secured party under the applicable version of the Uniform Commercial Code; or (d) the Bank in its discretion may exercise from time to time any other rights and remedies available to it at law, in equity or otherwise.

7. Right of Setoff. In addition to all liens upon and rights of setoff against the Guarantor's money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Guarantor's obligations to the Bank under this Guaranty and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Guarantor hereby assigns, conveys, delivers, pledges and transfers to the Bank all of the Guarantor's right, title and interest in and to, all of the Guarantor's deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of PNC Bank Corp., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Guarantor. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

8.  Collateral.   This Guaranty is secured by the property described in
any collateral security documents which the Guarantor executes and delivers to the Bank and by such other collateral as previously may have been or may in the future be granted to the Bank to secure any obligations of the Guarantor to the Bank.

9. Costs. To the extent that the Bank incurs any costs or expenses in protecting or enforcing its rights under the Obligations or this Guaranty, including reasonable attorneys' fees and the costs and expenses of litigation, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest from the incurring or payment thereof at the Default Rate (as defined in any of the Obligations).

10. Postponement of Subrogation. Until the Obligations are indefeasibly paid in full, the Guarantor postpones and subordinates in favor of the Bank any and all rights which the Guarantor may have to (a) assert any claim against the Borrower based on subrogation rights with respect to payments made hereunder, and (b) any realization on any property of the Borrower, including participation in any marshalling of the Borrower's assets.

11. Power to Confess Judgment. The Guarantor hereby empowers any attorney of any court of record, after the occurrence of any Event of Default hereunder, to appear for the Guarantor and, with or without complaint filed, confess judgment, or a series of judgments, against the Guarantor in favor of the Bank for the amount of the Obligations and an attorney's commission of the greater of 10% of such principal and interest or $1,000 added as a reasonable attorney's fee, and for doing so, this Guaranty or a copy verified by affidavit shall be a sufficient warrant. The Guarantor hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the Obligations and costs. Notwithstanding the attorney's commission provided for in the preceding paragraph (which is included in the warrant for purposes of establishing a sum certain), the amount of attorneys' fees that the Bank may recover from the Guarantor shall not exceed the actual attorneys' fees incurred by the Bank.

12. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt. Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to the addresses for the Bank and the Guarantor set forth above or to such other address as one may give to the other in writing for such purpose.

13. Preservation of Rights. No delay or omission on the Bank's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank's action or inaction impair any such right or power. The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. The Bank may proceed in any order against the Borrower, the Guarantor or any other obligor of, or collateral securing, the Obligations.

14. Illegality. In case any one or more of the provisions contained in this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. Changes in Writing. No modification, amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case will entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstance.

16. Entire Agreement. This Guaranty (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Guarantor and the Bank with respect to the subject matter hereof; provided, however, that this Guaranty is in addition to, and not in substitution for, any other guarantees from the Guarantor to the Bank.

17. Successors and Assigns. This Guaranty will be binding upon and inure to the benefit of the Guarantor and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Guarantor may not assign this Guaranty in whole or in part without the Bank's prior written consent and the Bank at any time may assign this Guaranty in whole or in part.

18. Interpretation. In this Guaranty, unless the Bank and the Guarantor otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; and references to sections or exhibits are to those of this Guaranty unless otherwise indicated. Section headings in this Guaranty are included for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose. If this Guaranty is executed by more than one party as Guarantor, the obligations of such persons or entities will be joint and several.

19. Indemnity. The Guarantor agrees to indemnify each of the Bank, its directors, officers and employees and each legal entity, if any, who controls the Bank (the "Indemnified Parties") and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all reasonable fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party as a result of the execution of or performance under this Guaranty; provided, however, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Guaranty. The Guarantor may participate at its expense in the defense of any such claim.

20. Governing Law and Jurisdiction. This Guaranty has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank's office indicated above is located. THIS GUARANTY WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE GUARANTOR DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE BANK'S OFFICE INDICATED ABOVE IS LOCATED, EXCLUDING ITS CONFLICT OF LAWS RULES. The Guarantor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank's office indicated above is located; provided that nothing contained in this Guaranty will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Guarantor individually, against any security or against any property of the Guarantor within any other county, state or other foreign or domestic jurisdiction. The Guarantor acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Guarantor. The Guarantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Guaranty.

21. Equal Credit Opportunity Act. If the Guarantor is not an "applicant for credit" under Section 202.2 (e) of the Equal Credit Opportunity Act of 1974 ("ECOA"), the Guarantor acknowledges that (i) this Guaranty has been executed to provide credit support for the Obligations, and (ii) the Guarantor was not required to execute this Guaranty in violation of Section 202.7(d) of the ECOA.

22. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT THE GUARANTOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION,
PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS GUARANTY, ANY
DOCUMENTS EXECUTED IN CONNECTION WITH THIS GUARANTY OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE GUARANTOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.








The Guarantor acknowledges that it has read and understood all the provisions of this Guaranty, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.


WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

               [SEAL]                        VLOC INCORPORATED


Attest:  /s/ Craig A. Creaturo        By:   /s/ Francis J. Kramer

Name:     Craig A. Creaturo           Name:   Francis J. Kramer

Title:   Corporate Controller         Title:  Vice President
         II-VI Incorporated







































                  EXHIBIT "C" TO LETTER AGREEMENT

                     COMPLIANCE CERTIFICATE

      For the Fiscal Year Ended                  , 19
                                -----------------    ----

      or

      For the Fiscal Quarter Ended _________________, 19___
                                   -----------------,   ---

Reference is hereby made to that certain Letter Agreement dated as of March 26th, 1999 (the Credit Agreement, together with all exhibits and schedules thereto and all extentions, renewals, amendments, substitutions and replacements thereof, is hereinafter referred to as the "Credit Agreement"), by and among II-VI INCORPORATED, a Pennsylvania corporation (the "Borrower"), and PNC BANK, NATIONAL ASSOCIATION (the "Bank"). All capitalized terms used herein as defined terms which are not defined herein but which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

This Compliance Certificate is being delivered to the Bank pursuant to
Section 10 of the Credit Agreement simultaneously with the delivery of the annual or quarterly reports required by Section 10 of the Credit Agreement for the fiscal period referred to above. The undersigned, the Chief Financial Officer of the Borrower, hereby certifies to the Bank, as follows:

1.    CHECK ONE:

- ----- The annual audited financial statements being delivered to the Bank with this Compliance Certificate are true, complete, and correct.

OR

- ----- The quarterly financial statements being delivered to the Bank with this Compliance Certificate are true, complete and correct and present fairly the financial position of the Borrower and the results of its operations and its cash flows for the Fiscal Quarter set for above in conformity with GAAP consistently applied (except that such financial statements may not contain all of the footnote disclosures required by
GAAP).

2. No Default or Event of Default exists on the date of this Compliance Certificate; no Default or Event of Default has occurred since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred since the date of the previously delivered Compliance Certificate which may result in a Material Adverse Change.

[NOTE: If any Default, Event of Default, Material Adverse Change, or event which may result in a Material Adverse Change has occurred or is continuing, set forth on a seperate sheet the nature thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto.]

3. The Borrower's compliance with the financial covenants set forth in Section 12 of the Credit Agreement is as follows:

a.    Net Worth.  As of                      [insert date of current
                        -------------------
financial statements]:

(A)   The Borrower's Tangible Net Worth was
                                            ---------------------

(B)   Fifty percent (50%) of the Borrower's consolidated net income (if
positive) for the fiscal quarter ending                               was
                                        ----------------------------
$                         .
 -------------------------

(C) One hundred percent (100%) of the aggregate amount of net proceeds of each equity offering for the fiscal quarter ending
                       equals $                            .
- ----------------------         -----------------------------

(D) The sum of $41,000,000 plus the amount set forth in item (B) above plus the amount set forth in item (C) above equals
$                      .
 ----------------------

Under Section 12(a) of the Credit Agreement, the amount set forth in item (A) above is required to be greater than or equal to the amount set
forth in item (D) above.  Therefore, the Borrower          [is/is not]
                                                  --------
in compliance with Section       of the Credit Agreement.
                           -----

b.  Leverage Ratio.  As of                        [insert date of
                           ----------------------
current financial statement]:

(A)   The Borrower's Total Indebtedness was $                       .
                                             -----------------------

(B) The Borrower's EBITDA for the four (4) most recently completed fiscal quarters (taken as a single accounting period) was
$                        , determined as follows:
 ------------------------

The Sum of:

(i)  The Borrower's consolidated net income for the four (4) most recently completed fiscal quarters taken as a single accounting period
was $                         ;
     -------------------------

Excluding from consolidated net income:

(a) The Borrower's extraordinary or non-recurring items of gain or loss (including those created by mandated changes in accounting treatment) for the Borrower for the four (4) most recently completed Fiscal quarters (taken as a single accounting period) were
$                  ; and
 ------------------

(b) The Borrower's gains or losses accounted for on the equity method, except to the extent of cash distributions received, for the four (4) most recently completed fiscal quarters (taken as a single accounting
period) were $                ; plus
              ----------------

(ii) The Borrower's consolidated income tax expense for the four (4) most recently completed fiscal quarters (taken as a single accounting
period) was $                    ; plus
             --------------------

(iii) The Borrower's consolidated interest expense for the four (4) most recently completed fiscal quarters (taken as a single accounting period)
was $               ; plus
     ---------------

(iv) The Borrower's consolidated depreciation and amortization expenses for the four (4) most recently completed fiscal quarters (taken as a
single accounting period) were $                   ; and
                                -------------------

(v)   Other consolidated non-cash expenses for the Borrower for the four
(4) most recently completed fiscal quarters (taken as a single
accounting period) were $                             .
                         -----------------------------

(C)   The ratio of the amount set forth in item (A) above to the amount
calculated in item (B) above is         to 1.0.
                                -------

Under Section 12(b) of the Credit Agreement, the ratio set forth in item
(C) above is required to be less than or equal to 2.5 to 1.0. Therefore,
the Borrower [is/is not] in compliance with Section         of the
                                                    -------
Credit Agreement.

c.   Interest Coverage Ratio.  As of                    [insert date of
                                     ------------------
current financial statements]:

(A)  The Borrower's EBIT for the four (4) most recently completed fiscal quarters (taken as a single accounting period) was
$                        .
 ------------------------

(B) The Borrower's consolidated interest expense for the four (4) most recently completed fiscal quarters (taken as a single accounting period)
was $                         .
     -------------------------



(C)  The ratio of the amount set forth in item (A) above to the amount
set forth in item (B) above is      to
                               ----    -----

Under Section 12(c) of the Credit Agremeemnt, the ratio set forth in item (C) above is required to be greater than or equal to 5.0 to 1.0.
Therefore, the Borrower [is/is not] in compliance with Section        of
                                                               ------
the Credit Agreement.




IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate as said officer, for and on behalf of the Borrower, on the
       day of             ,         .
- ------        ------------  --------

II-VI INCORPORATED


By:
    -------------------------------

Name:
      -----------------------------

Title:
       -----------------------------



1 All pricing is expressed in basis points. A basis point is equal to 1/100 of 1%.